EX-99.h.8.i

AMENDMENT TO

DYNAMIC CASH ALLOCATION SERVICES AGREEMENT

This Amendment to the Dynamic Cash Allocation Services Agreement is made as of May 10, 2021 by and between each Mercer registered investment company listed on Attachment C to this Amendment (each, a “Fund” and collectively, the “Funds”) on behalf of its respective series, if any (each, a “Portfolio), Mercer Investments LLC, and State Street Bank and Trust Company (“State Street”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Dynamic Cash Allocation Services Agreement referred to below.

WHEREAS, the Funds, Mercer Investments LLC, and State Street entered into a Dynamic Cash Allocation Services Agreement dated as of April 17, 2020 and effective as of April 1, 2020 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement, as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Amendments. The Agreement is hereby amended as follows:

(a)	Attachment A to the Agreement is hereby deleted in its entirety and replaced with new Attachment A (Services), which is attached hereto and incorporated herein.

(b)	Section 2 of the Agreement is hereby amended to replace the reference to “Attachment A” in the first sentence with a reference to new “Attachment B.”

(c)	New Attachment B (Asset Allocation Methodologies), which is attached hereto and incorporated herein, is hereby added to the Agreement.

(d)	New Attachment C (Funds and Allocation Deadlines), which is attached hereto and incorporated herein, is hereby added to the Agreement.

2.	Miscellaneous.

(a)	Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

MERCER INVESTMENTS, LLC

By:
Name: Stephen M. Gouthro
Title: Chief Operating Officer

MERCER FUNDS

By:
Name: Jeffrey Coleman
Title: Principal

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Suzanne M. Hinckley
Title:	Senior Vice President

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Attachment A

Services

May 10, 2020

I.	Standard Services:

1.	Original Allocation Methodology. The Fund will provide to State Street an instruction containing the applicable allocation methodology (selected from Attachment B) and percentages for the allocation of assets to each Underlying Fund.

2.	Updates to Asset Allocation Methodology. From time to time, a Fund may send instructions to State Street’s Dynamic Cash team to revise or cancel a previously provided allocation instruction. (Instructions provided by the Fund to other areas of State Street will not be deemed received by the Dynamic Cash Team.) All such changes to standing allocation/rebalance instructions must be provided by the Fund to State Street in writing at least two (2) business days prior to the Fund’s desired effective date (or rebalance reporting deadline, if applicable). If new underlying investments are to be added to a Fund’s profile, instruction must be provided by the Fund to State Street at least (4) four weeks in advance of the Fund’s desired effective date.

3.	Reporting. Based on the Fund’s reasonable requests, State Street will provide reporting on a schedule as agreed to by State Street and the Fund or as requested by the Fund. Such reporting may include Allocation Reports, which are a post-allocation report of allocations already processed and are based, in part, on parameters from the accounting platform; Trade Detail Reports, which are post-allocation reports of confirmed trade details resulting from the allocations and include dollars, price and shares of each trade; and Hypothetical Rebalance Reports, which are point-in-time reports (based on the available market values at the time the report is produced) showing the impact of hypothetical trading on the Fund’s chosen target allocation percentages. Such reports are being provided to the Fund for informational purposes based on the parameters selected by the Fund and State Street is not recommending nor responsible for any investment decisions or actions by the Fund.

4.	Hard Rebalance. State Street will execute Hard Rebalances, as defined in Attachment B, based upon the Fund’s instructions. Unless instructed otherwise by the Fund, the rebalance will be based upon the prior market values of the Underlying Funds as of the prior business day.

5.	Allocation of Daily Cash Flows - Standard Allocation Deadline. Each business day State Street’s Dynamic Cash allocation team systematically receives information on each Fund’s available cash balances as of State Street’s standard allocation deadline of 5:25 AM EST (the “Standard Allocation Deadline” as reflected on Attachment C). Cash balances are then allocated by State Street according to the Fund’s standing allocation methodology and profile instructions. State Street submits the transactions directly to the Underlying Fund’s transfer agent (in some cases, State Street), or into the Underlying Funds via State Street’s third party trading partner, and/or the NSCC. (Non-standard Allocation Deadlines are considered Exception Services and are discussed in Section II below.)

6.	Pre-Notification. The Fund shall be responsible for satisfying the pre-notification requirements of any Underlying Funds in which the Fund wishes to invest available cash. State Street will not be responsible or liable for any rejections of a fund investment by the Underlying Fund manager.

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II.	Exception Services. The following services are not part of State Street’s standard services. They will be provided by State Street only on an exception basis and only when expressly agreed upon by State Street in writing (“Exception Services”).

1.	Ad hoc Instructions/Daily Cash Flows. On a periodic basis, the Fund may submit Ad hoc instructions to State Street’s Dynamic Cash team to allocate cash for the next Fund Allocation Deadline using specified dollar amounts rather than the Asset Allocation Methodology. (Instructions provided by the Fund to other areas of State Street will not be deemed received by the Dynamic Cash Team.) Ad hoc instructions must be provided in Good Order (defined below) to the Dynamic Cash Team by Noon ET on the trade date. State Street will attempt to execute such Good Order instructions before close of market on trade date. An item will not be deemed in Good Order if it contains errors, has insufficient information for processing, or fails to satisfy processing requirements of State Street, an Underlying Fund or such Underlying Fund’s transfer agent, the NSCC, or applicable trading partners. Examples of items not in Good Order include, but are not limited to, instructions for: (i) an Underlying Fund that has not previously been communicated to State Street; (ii) an Underlying Fund for which the Fund has not carried out required pre-notification; (iii) a trade date of a prior day; or (iv) a settlement that is not trade date +1. Trade instructions that are not in Good Order will be rejected by State Street back to the Fund for correction or further instruction and resubmission, which may not be in time for next day processing.

2.	Late Activity. Any changes in available cash received by State Street from the Fund after the Fund’s Allocation Deadline (“late activity”), will be allocated by State Street at the next available NAV. The Fund must provide written instructions to State Street’s Dynamic Cash Team with respect to revising or cancelling a transaction or allocating late activity for the prior day’s NAV. All instructions must be based on activity that was deemed as received in good order by the Fund by close of market on trade date. (Instructions provided by the Fund to other areas of State Street will not be deemed received by the Dynamic Cash Team.) Upon receipt of such an instruction, State Street will attempt to carry out the instructed action with the Underlying Fund manager(s) and request price protection from such manager(s). State Street will notify the Fund if the cancellation, revision or late activity was accepted or rejected by the Underlying Fund manager. If the action is not accepted by the Underlying Fund manager, it will be allocated for the next available NAV, and the Fund or Fund’s investment manager will provide further instruction regarding the activity.

3.	Allocation of Daily Cash Flows -- Non-Standard Allocation Deadlines. Each business day State Street’s Dynamic Cash allocation team will receive information on a Fund’s available cash balances as of a non-standard allocation deadline selected by the Fund (the “Non-Standard Allocation Deadlines”), which are set forth on Attachment C. Cash balances are then allocated by State Street according to the Fund’s standing allocation methodology and profile instructions. State Street will attempt to submit the transactions directly to the Underlying Fund’s transfer agent (in some cases, State Street), or into the Underlying Funds via State Street’s third party trading partner, and/or the NSCC.

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Attachment B

Asset Allocation Methodologies

1.	Static. This method uses the predetermined fixed allocation percentages for Underlying Funds that have been previously communicated to State Street by the Fund and calculates an applicable allocation dollar amount for each Underlying Fund based on that applicable percentage.

2.	Soft-Target Rebalance. This method uses the predetermined allocation percentages for Underlying Funds previously communicated to State Street by the Fund and compares the then-current market value for each Underlying Fund to identify the under-weighted or over-weighted Underlying Fund(s). Available cash is then allocated by State Street proportionately to each Underlying Fund(s) to bring the Fund’s holdings of each Underlying Fund closer to its target allocation percentage.

3.	Soft-Target Rebalance Out of Variance. Under this method, cash is allocated first to the Underlying Fund with the greatest variance from its target allocation percentage. Once the Underlying Fund with the greatest variance is brought to its target allocation percentage, any remaining cash is allocated by State Street to the Underlying Fund with the next greatest variance from its target allocation percentage, and continues on to the next greatest variance subject to available cash.

4.	Existing Ratio. This method uses the current market value of each Underlying Fund to calculate the allocation amount for each Underlying Fund based on its current percentage allocation weighting. Available cash is then allocated by State Street pursuant to the calculation described in the preceding sentence.

5.	Hard Rebalance. With this method, rebalancing is performed by State Street to bring the Underlying Fund’s holdings to their respective target percentages. Optional thresholds can be applied to limit the rebalance trades to Underlying Funds that are outside of a stated threshold. The cash movement for the hard rebalance nets to zero, and this method can be scheduled or performed on an ad hoc basis.

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Attachment C

Funds and Allocation Deadlines

Fund	Allocation Deadline
	Standard (6:30 AM EST)	Non-Standard[1]
HPE 1950 BIRTH DATE FUND	6:30 AM EST
MERCER CORE FIXED INCOME FUND	6:30 AM EST
MERCER EMERGING MARKETS EQUITY FUND	6:30 AM EST
MERCER GLOBAL LOW VOLATILITY EQUITY FUND	6:30 AM EST
MERCER NON US CORE EQUITY FUND	6:30 AM EST
MERCER OPPORTUNISTIC FIXED INCOME FUND	6:30 AM EST
MERCER US LARGE CAP EQUITY FUND	6:30 AM EST
MERCER US SMALL MID CAP EQUITY FUND	6:30 AM EST

1 Non-Standard Allocation Deadlines are considered Exception Services.

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